Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS AND
 INCREASES FULL YEAR NET SALES AND EPS OUTLOOK
Core brand performance drives U.S. market share gain

•	Net sales increase 13.9%, driven by a balance of volume gains and price realization
•	Earnings per share-diluted of $0.64
•	Solid FDMxC marketplace performance, resulting in a 0.5 point market share gain in the U.S.
•	Net sales growth in 2010 to be at least 6%, greater than long-term target and previous outlook of 3-5%
•	Adjusted EPS in 2010 expected to increase low-to-mid-teens on a percentage basis versus 2009, greater than the 6-8% original outlook

HERSHEY, Pa., April 22, 2010 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 4, 2010. Consolidated net sales were $1,407,843,000 compared with $1,236,031,000 for the first quarter of 2009. Reported net income for the first quarter of 2010 was $147,394,000 or $0.64 per share-diluted, compared with $75,894,000 or $0.33 per share-diluted for the comparable period of 2009.

In the first quarter of 2009, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), include net pre-tax charges of $19.0 million, or $0.05 per share-diluted, associated with the Global Supply Chain Transformation (GSCT) program.  Adjusted net income, which excludes these net charges, was $85,992,000 or $0.38 per share-diluted in the first quarter of 2009. Excluding GSCT charges, adjusted earnings per share-diluted increased 68 percent in the first quarter of 2010 versus 2009.  During 2009, the GSCT program concluded. Except for possible non-cash pension settlement charges, the Company does not expect any significant charges related to the GSCT program in 2010.

First Quarter Performance and Outlook
“Hershey’s first quarter results were strong against all key metrics, as our core brand momentum continued to build in the marketplace,” said David J. West, President and Chief Executive Officer. “Financial and marketplace performance exceeded our expectations as higher levels of advertising and consumer promotion, as well as focused sales execution, resulted in solid net sales and retail takeaway. The components of the first quarter net sales growth of 13.9 percent were balanced with volume gains and carryover seasonal pricing contributing to top-line performance. A portion of this gain, as we mentioned last quarter, was due to the seasonal shift in volume from the fourth quarter of 2009 to the first quarter of 2010. Growth in our international business as well as a one point benefit from foreign currency exchange rates also bolstered results. Base business volume trends improved during the quarter and exceeded our expectations. Seasonal volume, while down slightly due to volume elasticity associated with the August 2008 pricing action, was in line with our projections, with Easter dollar sell through about in line with historical norms.

“U.S. retail takeaway for the 12 weeks ended March 20, 2010, was up 7.5 percent, in channels that account for over 80 percent of our retail business. This period benefited slightly from an early Easter which was one week earlier than the previous year. Excluding the impact of Easter seasonal activity in the year ago and current periods, Hershey’s retail takeaway increased 5.5 percent. In the channels measured by syndicated data, U.S. market share, including Easter seasonal activity in the year ago and current periods, increased 0.5 points. Hershey’s retail performance was solid and preliminary data indicates Hershey will again gain market share in the Easter season. In convenience stores, which are less impacted by the Easter season, we generated retail takeaway up mid-single digits driven by volume/mix.

“Hershey’s brands continue to respond to consumer and customer programming.  In the U.S., advertising increased about 68 percent in the first quarter behind continued support of core brands – Hershey’s, Reese’s, Kisses, Hershey’s Bliss, Kit Kat and Twizzlers - as well as new advertising copy on the York, Almond Joy and Mounds brands. Our December new product launches, primarily Hershey’s Special Dark, Almond Joy and York Pieces are off to a strong start, exceeding our internal expectations behind advertising and distribution support. Combined with successful in-store execution by Hershey’s sales force, we are well positioned to deliver on our 2010 marketplace and revised financial objectives.

“Adjusted income before interest and income taxes (EBIT) increased 47 percent in the first quarter, exceeding our expectations, resulting in a 410 basis point margin improvement. The increase was driven by better volume trends than we had initially expected, net price realization, supply chain efficiencies and productivity gains. Offsetting a portion of these gains were higher marketing and selling expenses, costs related to our consideration of a transaction with Cadbury plc, as well as legal and other administrative expenses. Strong earnings growth and our disciplined approach to balance sheet and working capital management resulted in another solid quarter of operating cash flow generation.

“We’re very pleased with the start to 2010. Similar to last year, our performance continues to afford us the flexibility to deliver on our financial objectives while making additional investments in our business, in both domestic and international markets that should benefit Hershey in the near and long term. We will focus our efforts on brand-building initiatives and consumer insights that will ensure that the category and Hershey continue to perform well during the remainder of the year and into 2011. We are planning additional advertising for the full year and now expect advertising expense to increase 35 to 40 percent in 2010. This is greater than our previous estimate of a 25-to-30 percent increase. We now see 2010 net sales increasing at least 6 percent, including an approximate one point benefit from foreign currency exchange rates. This will exceed our long-term objective and initial estimate of 3 to 5 percent growth. For the full year, we have good visibility into our cost structure and expect to achieve gross and EBIT margin expansion that will result in a low-to-mid-teens increase in adjusted earnings per share-diluted on a percentage basis versus 2009,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown on the summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.
In 2009, the Company recorded GAAP charges, including non-cash pension settlement charges, of $99.1 million, or $0.27 per share-diluted, attributable to the GSCT program. Except for possible non-cash pension settlement charges, the Company does not expect any significant charges related to the GSCT program in 2010.
Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2009 adjusted earnings per share-diluted:
2009
Reported EPS-Diluted	$1.90
Total Business Realignment and Impairment Charges	$0.27
Adjusted EPS-Diluted*	$2.17
          *Excludes business realignment and impairment charges.
Possible adjustments to exclude business realignment charges for 2010 are not known at this time; therefore, the Company is unable to provide a reconciliation of adjusted earnings per share-diluted for 2010.

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; market demand for our new and existing products; increased marketplace competition; selling price increases, including volume declines associated with pricing elasticity; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; and such other matters as discussed in our Annual Report on Form 10-K for 2009.  All information in this press release is as of April 22, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.
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FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
Reconciliation Excluding the Global Supply Change Transformation (GSCT) Program
for the three months ended April 4, 2010 and April 5, 2009
(in thousands except per share amounts)

	2010	2009
	As Reported	As Reported	GSCT Program*	Adjusted to Exclude GSCT Program*

Net Sales	$1,407,843	$1,236,031	$--	$1,236,031

Costs and Expenses:
Cost of Sales	813,863	795,803	4,051	791,752
Selling, Marketing and Administrative	340,646	274,456	2,083	272,373
Business Realignment and Impairment Charges, net	--	12,838	12,838	--

Total Costs and Expenses	1,154,509	1,083,097	18,972	1,064,125

Income Before Interest and Income Taxes (EBIT)	253,334	152,934	(18,972)	171,906
Interest Expense, net	23,749	23,896	--	23,896

Income Before Income Taxes	229,585	129,038	(18,972)	148,010
Provision for Income Taxes	82,191	53,144	(8,874)	62,018

Net Income	$147,394	$75,894	$(10,098)	$85,992

Net Income Per Share - Basic - Common	$0.66	$0.34	$(0.05)	$0.39
- Basic - Class B	$0.60	$0.31	$(0.04)	$0.35
- Diluted - Common	$0.64	$0.33	$(0.05)	$0.38

Shares Outstanding - Basic - Common	167,257	166,767		166,767
- Basic - Class B	60,709	60,711		60,711
- Diluted - Common	229,551	228,284		228,284

Key Margins:
Gross Margin	42.2%	35.6%		35.9%
EBIT Margin	18.0%	12.4%		13.9%
Net Margin	10.5%	6.1%		7.0%

*For more information on the use of adjusted non-GAAP financial measures and the Company’s global supply chain transformation program, refer to the management's discussion and analysis, consolidated financial statements and notes included in our Annual Report on Form 10-K for 2009.

Note: The impact of the GSCT program on Net Income Per Share – Basic and – Diluted may not necessarily equal Net Income Per Share if calculated independently as a result of rounding.

The Hershey Company
Consolidated Balance Sheets
as of April 4, 2010 and December 31, 2009
(in thousands of dollars)

Assets	2010	2009

Cash and Cash Equivalents	$303,786	$253,605
Accounts Receivable - Trade (Net)	411,245	410,390
Deferred Income Taxes	56,884	39,868
Inventories	481,854	519,712
Prepaid Expenses and Other	159,263	161,859

Total Current Assets	1,413,032	1,385,434

Net Plant and Property	1,394,678	1,404,767
Goodwill	577,712	571,580
Other Intangibles	125,327	125,520
Deferred Income Taxes	7,319	4,353
Other Assets	180,619	183,377

Total Assets	$3,698,687	$3,675,031

Liabilities and Stockholders' Equity

Loans Payable	$55,948	$39,313
Accounts Payable	294,223	287,935
Accrued Liabilities	466,288	546,462
Taxes Payable	85,836	36,918

Total Current Liabilities	902,295	910,628

Long-Term Debt	1,502,183	1,502,730
Other Long-Term Liabilities	500,504	501,334
Deferred Income Taxes	4,640	—

Total Liabilities	2,909,622	2,914,692

Total Stockholders' Equity	789,065	760,339

Total Liabilities and Stockholders' Equity	$3,698,687	$3,675,031